DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this 30th day of May, 2008 (the “Effective Date”) between Wilshire Variable Insurance Trust. (the “Trust”), a Delaware statutory trust, and SEI Investments Distribution Co. (“Distributor”), a Pennsylvania corporation.

WHEREAS, the Trust is registered as an open-end management investment company with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is offering units of beneficial interest (hereinafter, “Shares”) of each portfolio (each, a “Portfolio” and collectively, the “Portfolios”) of the Trust set forth in Schedule A (Portfolios) of this Agreement; and

WHEREAS, the Trust desires to retain Distributor to serve as Distributor of the Shares on behalf of the Portfolios and Distributor desires to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:

ARTICLE 1. Definitions.

1.1	“1933 Act” shall mean the Securities Act of 1933, as amended.

1.2	“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3	“1940 Act” shall have the meaning given such term in the preamble of this Agreement.

1.4	“AML Program” shall have the meaning given such term in Section 5.1(d) of this Agreement.

1.5	“Agreement” shall have the meaning given such term in the preamble of this Agreement.

1.6	“Blue Sky Laws” means the state laws and regulations governing the sale of securities in the various states.

1.7	“CDSC” shall have the meaning given such term in Section 6.1 of this Agreement.

1.8	“Confidential Information” shall have the meaning given such term in Section 18.2 of this Agreement.

1.9	“Disclosing Party” shall have the meaning given such term in Section 18.1 of this Agreement.

1.10	“Distribution Plan” shall have the meaning given such term in Section 6.1 of this Agreement.

1.11	“Distributor” shall have the meaning given such term in the preamble of this Agreement.

1.12	“Effective Date” shall have the meaning given such term in the preamble of this Agreement.

1.13	“FINRA” shall have the meaning given such term in Section 5.1(d) of this Agreement.

1.14	“FinCEN” shall have the meaning given such term in Section 5.1(d) of this Agreement.

1.15	“OFAC” shall have the meaning given such term in Section 5.1(d) of this Agreement.

1.16	“Portfolio” shall have the meaning given such term in the preamble of this Agreement.

1.17
“Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any Portfolio of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.18	“Qualified Trustees” shall have the meaning given such term in Article 10 of this Agreement.

1.19	“Receiving Party” shall have the meaning given such term in Section 18.1 of this Agreement.

1.20	“Services” shall have the meaning given such term in Article 2 of this Agreement.

1.21	“SEC” shall mean the Securities and Exchange Commission or any replacement regulatory body having a substantially similar function.

1.22
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the 1940 Act and applicable Blue Sky Laws, together with any replacement legislation and all rules and regulations promulgated pursuant to any such legislation.

1.23	“Shares” shall have the meaning given such term in the preamble of this Agreement.

1.24	“Trust” shall have the meaning given such term in the preamble of this Agreement.

ARTICLE 2. Sale of Shares; Services.  The Trust grants to Distributor the right to sell the Shares of the Portfolios at the net asset value per share, plus any applicable sales charges or 12b-1 distribution or shareholder servicing fees in accordance with the current Prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the applicable Securities Laws.  Without limiting the foregoing, Distributor shall perform or supervise the performance by others of the distribution and marketing services (hereinafter, the “Services”) set forth in Schedule B (List of Services).

ARTICLE 3. Solicitation of Sales; Non-Exclusive.  In consideration of these rights granted to Distributor, Distributor agrees to use reasonable efforts in connection with the distribution of Shares of the Trust; provided, however, that Distributor shall not be prevented from entering into like arrangements with other issuers.  The provisions of this paragraph do not obligate Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Distributor to sell any particular number of Shares.

ARTICLE 4. Authorized Representations.  Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Prospectus of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for Distributor’s use. Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been (i) prepared in accordance with applicable rules and regulations (ii) and approved, in advance and in writing, by the Trust prior to distribution.

ARTICLE 5. Representations, Warranties and Covenants.

5.1	Representations and Warranties of the Trust. The Trust hereby represents and warrants as follows:

(a)
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b)
it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

(c)	it is an investment company that is duly registered under all applicable Securities Laws;

(d)
it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC and has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures; and

(e)
each Prospectus has been prepared in accordance with all applicable Securities Laws and at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading.

5.2	Covenants of the Trust. The Trust hereby covenants as follows:

(a)	each Portfolio is a series of the Trust and it has duly authorized the issuance of an unlimited number of shares with respect to each Portfolio;

(b)
it will take all action necessary to register Shares under the Securities Laws so that there will be available for sale the number of Shares Distributor may reasonably be expected to sell and it shall pay all fees associated with said registration;

(c)	it will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body;

(d)
no Prospectus includes an untrue statement of a material fact or omits to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading;

(e)
it shall make available to Distributor such number of copies of each Prospectus and all such other information, financial statements and other papers, including, without limitation any copies of distribution plans and/or shareholder services plans applicable to the appropriate class of Shares of each Portfolio, which Distributor may reasonably request for use in connection with the Services;

(f)
it shall fully cooperate with requests from government regulators and Distributor for information relating to customers and/or transactions involving the Shares, as permitted by law, in order for Distributor to comply with its regulatory obligations; and

(g)
in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Shares, the Trust shall promptly notify Distributor of such fact in advance and in writing prior to the date on which the Trust desires to cease offering the Shares.

5.3	Representations, Warranties and Covenants of Distributor. Distributor hereby represents, warrants and covenants as follows:

(a)
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b)
it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets; and

(c)	it is registered as a broker-dealer with the SEC under the 1934 Act and a member of the Financial Industry Regulatory Authority (“FINRA”).

ARTICLE 6. Compensation.

6.1	As compensation for providing the Services under this Agreement, Distributor shall receive from the Trust:

(a)
all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in each Portfolio’s distribution plan established pursuant to Rule 12b-1 under the 1940 Act (each, a “Distribution Plan”) and/or shareholder services plan applicable to the appropriate class of Shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

(b)
all front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Trust’s registration statement and current prospectuses, as amended from time to time.  Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

(c)
all contingent deferred sales charges (“CDSC”) applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust’s registration statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

6.2
Distributor may re-allow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as Distributor may from time to time determine.

6.3
Unless otherwise agreed to by the parties in writing, Distributor shall not be responsible for fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any prospectus(es) and statement(s) of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing the prospectus(es), statement(s) of additional information and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Portfolios, and (c) any such registration and qualification of Shares for sale in the various states pursuant to applicable Blue Sky Laws in which the officers of the Trust shall determine it advisable to qualify such Shares for sale.

ARTICLE 7. Indemnification of Distributor.  The Trust agrees to indemnify and hold harmless Distributor and each of its trustees and officers and each person, if any, who controls Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that a Prospectus or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted a material fact required to be stated or necessary in order to make the statements made not misleading.  However, the Trust does not agree to indemnify Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect Distributor against any liability to the Trust or its shareholders to which Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against Distributor or any person indemnified unless Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor or such other person (or after Distributor or the person shall have received notice of service on any designated agent).  However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld.  In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them.  If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Trust agrees to notify Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

ARTICLE 8. Indemnification of Trust.  Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of Distributor.

In no case (i) is the indemnity of Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent).  However, failure to notify Distributor of any claim shall not relieve Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld.  In the event that Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them.  If Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Trust’s Shares.

ARTICLE 9. Term.  This Agreement shall be effective with respect to each Portfolio identified on Schedule A hereto as of the Effective Date and with respect to any Portfolio added to Schedule A hereto as of the date Schedule A is amended to add such Portfolios, and, unless terminated as provided, shall continue in force through March 31, 2010 and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment.  As used in this paragraph the terms “vote of a majority of the outstanding voting securities,”  “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act.  In addition, this Agreement may at any time be terminated without penalty by Distributor upon not less than seventy-five days prior written notice to the Trust.  This Agreement may at anytime be terminated with respect to any Portfolio, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of such Portfolios upon not less than seventy-five days prior written notice to the other party.

ARTICLE 10. Notices.  All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.  Notices to Distributor shall be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.  Notices to the Trust including with respect to any Portfolio thereof) shall be sent to Wilshire Variable Insurance Trust, 1299 Ocean Avenue Suite 700, Santa Monica, California  90401, Attention; Lawrence E. Davanzo, President.

ARTICLE 11. Limitation of Liability.  Except to the extent arising out of Distributor’s fraud,  willful misconduct, bad faith, gross negligence or as otherwise prohibited by applicable Securities Laws, Distributor shall not be responsible for any breach in the performance of its obligations under this Agreement, including, without limitation, any breach arising out of (i) the failure or delay of the Trust or its agents to perform its obligations under this Agreement, or (ii) Distributor’s reliance on information contained in a Prospectus except to the extent such information was provided by the Distributor.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL DISTRIBUTOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE TRUST IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

ARTICLE 12. Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party.  The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice.  During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

ARTICLE 13. Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with respect to the Services and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.  For purposes of clarification, the execution of this Agreement shall not amend, supersede or have any other effect on that certain Marketing, Distribution and Wholesaling Support Agreement, dated September 24, 2007, between Wilshire Associates Incorporated and Distributor.

ARTICLE 14. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the Securities Laws, the latter shall control.

ARTICLE 15. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

ARTICLE 16. Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 17. Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

ARTICLE 18. Confidential Information.

18.1
Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

18.2
The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

18.3
The provisions of this Article 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

18.4
The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 18, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 18.  The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

18.5
Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 18 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

ARTICLE 19. Use of Name.

19.1
The Trust shall not use the name of Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of Distributor (which shall not be unreasonably withheld); provided, however, that Distributor hereby approves all lawful uses of the names of Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

19.2
Neither Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of Distributor which merely refer in accurate terms to the appointment of Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

ARTICLE 20. Insurance.  Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder.  Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust’s rights hereunder.  Such notification shall include the date of change and the reason or reasons therefore.  Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust’s rights hereunder.

ARTICLE 21. Anti-Money Laundering Laws.  In connection with performing the services set forth herein, the Distributor may receive certain information from FinCEN or other regulatory entities and provide such information to the Trust, the Trust’s transfer agent or one or more of the Trust’s other service providers in connection with the Trust’s compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”).  The Trust and the Distributor agree that the Trust shall be responsible for its compliance with all such Regulations. The Trust acknowledges that the Distributor, transfer agent or another of the Trust’s services providers are authorized to return an investor’s investment in any Portfolio and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply Regulations.

[Signature page follows]

IN WITNESS WHEREOF, the parties have each duly executed this Agreement, as of the day and year above written.

Wilshire Variable Insurance Trust By: ______________________________ Name: Title:	SEI INVESTMENTS DISTRIBUTION CO. By: ______________________________ Name: Title:

SCHEDULE A

Wilshire Variable Insurance Trust Portfolios

Effective:  July 12, 2008

Equity Fund
Balanced Fund
Income Fund
Short-Term Investment Fund
Small Cap Growth Fund
International Equity Fund
Socially Responsible Fund

2010 Aggressive Fund
2010 Moderate Fund
2010 Conservative Fund
2015 Moderate Fund
2025 Moderate Fund
2035 Moderate Fund
2045 Moderate Fund

Effective: August 4, 2008

Balanced Income ETF Portfolio
Balanced ETF Portfolio
Balanced Growth ETF Portfolio

SCHEDULE B

List of Services

General Legal Consulting

Negotiate and execute sub-distribution agreements with broker/dealers on behalf of Portfolios
Coordinate and execute operational agreements (networking agreements, NSCC redemption agreements, etc.)
Coordinate and execute 401(k) agreements and shareholder service agreements with various record-holders and other financial intermediaries
Coordinate and execute service agreements with Supermarkets (e.g. Schwab, Fidelity, Jack White, etc.) and other financial intermediaries

General Business Consulting

Recommend opportunities for asset gathering or asset growth
Identify best practices and suggest methods for improving internal efficiencies
Conduct general business planning

NASD Review

Review and approve all collateral fund marketing materials to ensure compliance with SEC & NASD advertising rules
Conduct NASD filing of materials
Respond to NASD comments on marketing materials
Review and file Internet sites according to NASD policies
Provide client with copy of SEI’s SEC & NASD Marketing Materials Guidebook

Investor Services

Obtain toll free lines and call prompters for fund family
Provide servicing team, consisting of NASD-licensed representatives, as well as Interactive Voice Response Support to handle investor service calls
Respond to shareholder questions regarding the fund family
Respond to shareholder account inquiries
Respond to shareholder questions regarding financial statements and performance information
Submit shareholder requests for literature (only if client chooses fulfillment services)
Provide standard management reports on statistics around inbound shareholder calls
Conduct routine Q/A testing on all shareholder services representatives
Coordinate set-up of toll free lines, call prompter services, and consultation on best practices around call prompters

E-Mail Response Support

Receive inbound email into messaging database and generate  auto-response verifying receipt.
Assess and categorize each inbound email request or question.
Process appropriate e-mail responses to include both “canned” and “free form” responses.
Provide response team consisting of NASD-licensed reps.
Submit requests for literature (only if client chooses fulfillment services and website template)
Provide standard management reports on statistics around demographics, response rates, and standards.
Provide Q/A review of response, conducted by licensed Principal.

Fulfillment Services (by R.R. Donnelly)

Coordinate reduced-rate pricing with preferred provider
Oversee fulfillment vendor and coordinate for best practices
Assign inventory codes and conduct inventory management
Review and approve bills
Provide “best practices” advice for minimizing fulfillment costs